Exhibit 99

JOINT FILER INFORMATION

NAME:		Frost Gamma Investments Trust
ADDRESS:		4400 Biscayne Blvd.
Miami, FL 33137
Designated Filer:		Phillip Frost, M.D.
Issuer and Ticker Symbol:		Senesco Technologies (SNTI)
Date of Event Requiring Statement:		June 13, 2014

FROST GAMMA INVESTMENTS TRUST

	by:	/s/ Phillip Frost, M.D.
Phillip Frost, M.D., Trustee